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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-08383 of Cymer, Inc. (successor to Cymer Laser Technologies) on Form S-1 of our report dated August 9, 1996 (August 21, 1996 as to the second paragraph of Note 1 and Note 12; which report contains an explanatory paragraph that describes a change during 1994 in the Company's method of accounting for the accretion on the Company's redeemable convertible preferred stock), appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the heading "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
San Diego, California
August 21, 1996